EXHIBIT 10

POLICY NUMBER:  2650 747
INSURED:        THOMAS B. ALMY

                      THE CANADA LIFE ASSURANCE COMPANY
                            A MUTUAL LIFE COMPANY

                                 HOME OFFICE
                            330 UNIVERSITY AVENUE
                      TORONTO, ONTARIO, CANADA M5G 1R8
                          TELEPHONE: 1-800-333-2542

      We agree to pay the proceeds to the beneficiary on the death of the insured. This agreement is subject to all the terms of this policy.

TEN DAY RIGHT TO EXAMINE POLICY

      You have ten days after you receive this policy to decide if it meets your needs. If it does not, return it to our Home Office or to the agent from whom you bought it. We will cancel the policy from the policy date and give you a full premium refund.

                      Please Read This Policy Carefully



Secretary                                                        President

                            WHOLE LIFE INSURANCE

               Insurance payable on the death of the insured.
                Premiums payable for period shown on Page 3.
                           Eligible for dividends.


TABLE OF CONTENTS

PROVISION                                                             PAGE

Policy Details                                                          3

Table of Guaranteed Values                                              4

Definitions                                                             5

Payment of Proceeds
  Death Benefit                                                         7
  Cash Surrender                                                        7

Premiums
  Payment of Premiums                                                   8
  Grace Period                                                          8
  Reinstatement                                                         8

Dividend Options                                                        9

Loans
  Policy Loans                                                         10
  Automatic Premium Loans                                              11

Policy Values
  Cash Value                                                           11
  Paid-Up Insurance                                                    13
  Extended Insurance                                                   12
  Basis of Calculation                                                 12

General Provisions
  Assignment                                                           13
  Beneficiary                                                          13
  Currency                                                             13
  Entire Contract                                                      13
  Incontestability                                                     14
  Misstatement of Age or Sex                                           14
  Our Consent                                                          14
  Owner                                                                14
  Policy Date                                                          14
  Suicide Exclusion                                                    14

Payment Options
  Description of Options                                               15
  Excess Interest                                                      16
  Payment Dates                                                        16
  Choosing an Option                                                   16
  Age and Survival of Payee                                            16
  Death of Payee                                                       16
  Maturity Guarantee                                                   16


                               POLICY DETAILS

POLICY
NUMBER   2650 747                                     COLI NUMBER:   C0203
INSURED  THOMAS B. ALMY

                                  AGE   64
                          FACE AMOUNT   $108,252
                          POLICY DATE   FEBRUARY 10, 1998
                         POLICY CLASS   RATED NON-TOBACCO

                    DESCRIPTION OF BENEFITS AND PREMIUMS

                                              YEARLY         PREMIUM
BENEFIT                                       PREMIUM        PERIOD

BASIC POLICY                                  $9,090.95      31 YEARS


              THE DATE OF ISSUE OF THIS POLICY IS MARCH 9, 1998


                   DESCRIPTIONS OF BENEFITS AND PREMIUMS

                                              YEARLY         PREMIUM
BENEFITS                                      PREMIUM        PERIOD

OPTION TO PURCHASE PAID-UP INSURANCE

SINGLE PREMIUM OF   $90,909.05
NET SINGLE PREMIUM OF   $76,605.84

POLICY NUMBER   2650747


                         TABLE OF GUARANTEED VALUES
                                     FOR
                            POLICY NO.   2650 747

                 CASH OR     PAID-UP        EXTENDED
AT END OF        LOAN        LIFE           INSURANCE
POLICY YEAR      VALUE       INSURANCE      FOR FACE AMOUNT

                 $           $              YEARS      DAYS
    1             3,680        6,170           1         18
    2             7,144       11,582           1        310
    3            10,716       16,995           2        197
    4            14,289       22,191           3         42
    5            17,861       27,171           3        211
    6            21,325       31,826           3        335
    7            24,897       36,372           4         71
    8            28,362       40,594           4        142
    9            31,826       44,708           4        195
   10            35,181       48,496           4        233
   11            38,429       52,069           4        259
   12            41,568       55,425           4        276
   13            44,599       58,564           4        283
   14            47,630       61,595           4        285
   15            50,553       64,409           4        275
   16            53,476       67,224           4        258
   17            56,291       69,822           4        232
   18            58,997       72,204           4        198
   19            61,703       74,585           4        164
   20            64,301       76,858           4        128
   21            66,791       78,915           4         92
   22            69,173       80,864           4         55
   23            71,554       82,921           4         23
   24            73,936       84,869           3        361
   25            76,317       86,818           3        343
   26            78,807       88,874           3        328
   27            81,622       91,256           3        320
   28            84,869       94,070           3        315
   29            88,766       97,535           3        310
   30            93,854      102,081           3        312

THE VALUES IN THE ABOVE TABLE WILL APPLY AT THE END OF EACH POLICY YEAR AS SHOWN, ASSUMING ALL PREMIUMS HAVE BEEN PAID TO THE END OF THE POLICY YEAR. PAID-UP ADDITIONS AND CASH ACCUMULATIONS WILL INCREASE THE VALUES SHOWN AND AMOUNTS OWED ON THE POLICY WILL DECREASE THE VALUES.


                                 DEFINITIONS

ATTAINED AGE

The age shown in the Policy Details plus the number of policy years elapsed.

BENEFICIARY

The beneficiary is the person designated by you to receive the proceeds payable on the death of the insured.

CASH SURRENDER VALUE

The amount of money that you would receive as a refund if you canceled the coverage and returned the policy. It is equal to:

      1.  the basic policy cash value; plus
      2.  the cash value provided by riders; plus
      3.  any accumulations at interest; plus
      4.  the cash value of any paid-up additions; minus
      5.  any amounts owed on the policy.

DATE OF ISSUE

The date of issue is the date on which this policy was issued at our Home
Office.

DIVIDEND AND DIVISIBLE SURPLUS

A dividend is a share of the divisible surplus, which is the portion of the company's earnings that is available for distribution to the owners of our participating policies.

EXTENDED INSURANCE

Insurance bought at the date of an unpaid premium if the policy has cash surrender value. It is paid-up term insurance and is not eligible for dividends.

FACE AMOUNT

The amount payable on the death of the insured. The face amount is shown in the Policy Details.

LAPSE

Termination of the policy, without value, due to non-payment of renewal premiums or loan interest.

LOAN VALUE

The loan value is the maximum amount you may borrow. It is the amount which, with interest, will equal the cash surrender value on the next policy anniversary or the next premium due date, if sooner.


PAID-UP ADDITIONS

Additional amounts of insurance purchased using dividends. These insurance amounts require no further premium payments. Paid-up additions have cash surrender value and are eligible for dividends.

PAID-UP INSURANCE

Insurance bought at the date of an unpaid premium if the policy has a cash surrender value. It is of the same type and for the same duration as the original policy. However, the amount of insurance purchased with this option will be smaller than the face amount of the policy.

PAYEE

The term "payee" means a person who is entitled to receive payment under the Payment Options section.

PAYMENT OPTION

Any proceeds are payable in a lump sum. Payment options provide for payment of proceeds in other than a lump sum.

"YOU" AND "YOUR"

You and your mean the owner of this policy.

"WE", "OUR" AND "US"

We, our and us mean The Canada Life Assurance Company.

WRITTEN REQUEST

A request in writing, signed by you, dated, and submitted to our Home Office. The request must be of a form and content acceptable to us.


                             PAYMENT OF PROCEEDS

DEATH BENEFIT

We will pay the amount owed to the beneficiary when due proof is filed with our Home Office that the death of the insured occurred while the policy was in force. Payment is subject to the terms and conditions of this policy. We request that this policy be returned to us at the time of settlement.

Please refer to the Policy Values section for the amount payable on the death of the insured if this policy is in force as paid-up or extended insurance.

If the policy is in force, but not as paid-up or extended insurance, the amount payable on the death of the insured equals:

      1.  the face amount shown in the Policy Details; plus

      2. any additional amounts payable provided by riders which have been added to this policy; plus

      3. the amount of any paid-up additions or accumulations at interest which have been credited to this policy (refer to the Dividends Options section); plus

      4. any refund of premium paid beyond the policy month of the death of the insured; minus

      5. any outstanding amounts owed on a policy loan or the amount of any unpaid premium if the death occurs during the grace period.

We will pay interest on the amount due from the date of death of the insured to the date of payment. The rate of interest will be the greater of:

      1. the rate we are using under Option 1 of the Payment Options section on the date of the death of the insured; or

      2.  the rate required by law.

CASH SURRENDER

This policy may be surrendered for its cash surrender value at any time. We must receive, at our Home Office, your written request and this policy. Surrender will be effective on the date the policy is terminated by us. Our liability will terminate on the date we issue a check for the cash surrender value.

Normally, we will make payment of the cash surrender value within a few days of your request. However, we have the right to defer payment for up to 6 months from the date we receive your written request. If we defer payment for thirty days or more, interest will be paid from the date of surrender to the date of payment. The rate of interest will be the greater of:

      1.  not less than 3% per year; or

      2.  the rate required by law.


                                 PREMIUMS

PAYMENT OF PERMIUMS

You will find the policy date, premium amount ad premium period in the Policy Details. The first premium is payable on or before the policy date. All premiums after the first must be paid in advance. Premiums are payable annually, but if we give our consent you may pay them at 1, 3 or 6 month intervals. We will set the amount of each such premium.

Premiums must be paid to our Home Office or to an agent who is authorized to receive such payment for us. A receipt will be issued if requested.

If any check, draft, or other such instrument that you use to pay premiums is not paid when presented for payment in due course of business, the premium will be considered unpaid.


GRACE PERIOD

There is no grace period for the first premium. For each premium after the first, if you do not pay a premium on or before its due date, we will keep this policy in force for 31 days beyond the due date. This is the grace period. If you do not pay the premium by the end of the grace period, this policy will then lapse unless it has cash surrender value. If it has a cash surrender value, it may be kept in force as set out in the Automatic Premium Loans provisions or the Policy Values section.


REINSTATEMENT

You may not reinstate this policy if you have surrendered it for its cash surrender value.

You may reinstate this policy if it has lapsed or is in force as paid-up or extended insurance within 3 years after the first unpaid premium was due if you:

      1.  submit proof of insurability, satisfactory to us, on the insured;

      2.  pay all overdue premiums with compound interest;

      3. pay or reinstate all amounts owed on the policy, as of the date of the first unpaid premium, with compound interest. See the Loans section for the amounts owed.

The rate of interest applicable to overdue premiums and amounts owed on policy loans will be the policy loan interest rate. Interest will be calculated from the due date of the unpaid premium to the date of reinstatement.

The election to reinstate this policy must be made by written request. The request, and the payment of all amounts owed in 2. And 3. Above, must be received at our Home Office. The reinstatement will be effective on the date we approve the request.


                              DIVIDEND OPTIONS

You will share, through dividends, in our divisible surplus while this policy is in force. Your share, if any, will be determined by us each year and will be paid at the end of the policy year. Any amounts owed on the policy during the policy year will affect your share, if any, of the divisible surplus. We will pay the first annual dividend, if any, at the end of the second policy year.

The following options describe how the dividends may be used. If you did not choose an option on the application, dividends will be used to buy paid-up additions, unless prohibited by law. You may change the option at any time by written request. The change will be effective as of the date it was signed, subject to any payment or action taken by us before it was received.

PAID-UP ADDITIONS

Dividends will be used to buy paid-up insurance additions. The purchase rate will be the net single premium based on the insured's sex and attained age at the time the dividend is paid. The net single premium will be based on the Commissioners 1980 Standard Ordinary Mortality Table at 4% interest. A higher interest rate may be used, but not more than permitted by state law. If the interest rate used is higher, the result is a lower purchase rate. The net single premium is calculated assuming that the death benefit is payable at the date of death. Paid-up additions are eligible for dividends and will be paid as part of the policy proceeds.

The purchase price may be lowered or raised, with the following results:

      1. If we lower the purchase rate (increase the interest rate), the amount of any existing paid-up insurance increases. This is done by using the cash value of the existing paid-up additions to purchase a greater amount of paid-up insurance by using the new purchase rate. The purchase rate will be based on the insured's sex and attained age. The cash value of paid-up additions at the time of the increase will not change.

      2. If we raise the purchase rate, no change will be made in the face amount or cash value of insurance purchased previously. The new purchase rate will apply to paid-up additions being bought from then on.

You may surrender these paid-up additions for their cash value at any time. The cash value of paid up additions is the net single premium for the insurance based on the insured's sex and attained age. The net single premium will use the same interest rate that was used at the time the purchase was made.

ACCUMULATE AT INTEREST

Dividends will be held on deposit with us to accumulate at interest. The interest rate is determined by us but will never be less than 3% per year. These cash accumulations will be paid as part of the policy proceeds or you may withdraw them for their cash value at any time.

REDUCE PREMIUMS

Dividends will be used to pay or reduce the premium due for the current policy year. If the dividend is insufficient to pay the entire premium, the balance of any premium must be paid when due.

CASH

Dividends will be paid to you in cash.


                                    LOANS

POLICY LOANS

You may obtain a loan from us on the sole security of this policy whenever it has a cash surrender value. Extended insurance has no loan value. You may borrow all or a part of the loan value. We will notify you of the initial rate of interest at the time the loan is made. Any amounts owed on the policy will affect dividends under the Dividend Options provision.

On each policy anniversary, we will set the interest rate for new and existing loans for that policy year. We will give you written notice of any change in the rate at least 30 days prior to the change. Each year there is a maximum limit on the interest rate we can set. The limit is based on:

      1. Moody's Corporate Bond Yield Average-Monthly Average Corporates as published by Moody's Investors Service, Inc. or any successor to that service; or

      2. If that Monthly Average is no longer published, a substantially similar average, set by regulation issued by the insurance supervisory official of the state whose law governs the policy.

The loan interest rate will not exceed the higher of:

      1. the Published Monthly Average for the calendar month ending 2 months before the date on which the rate is determined; or

      2. the interest rate used to compute the cash surrender value of this policy for that year plus 1%.

The loan interest rate will not exceed 4 1/2% on or after the later of:

      1.  the fifth policy anniversary; or

      2.  the policy anniversary nearest the insured's 62nd birthday.

In no event will the rate exceed that permitted by law.

We will increase the rate if the rate for that policy year is at least 1/2% higher than the rate for the prior policy year. We will decrease the rate if the rate for that policy year is at least 1/2% lower than the rate for the prior policy year.

Interest will accrue from day to day. If the accrued interest is not paid at the end of the policy year it will be added to the amount of the loan. The amount of the loan and the accrued interest are the amounts owed on the policy.

The policy will lapse on the later of the following:

      1. the date on which amounts owed on the policy exceed the loan value; or

      2. 31 days after we have mailed notice of the lapse to you and to any assignee at the last address we have on record.

You may repay all or part of the amounts owed on the policy at any time, subject to a minimum payment amount which we may set.

Normally we will make the loan within a few days of your request. However, we may defer making the loan for up to 6 months unless it is to be used to pay premiums or amount owed to us.


AUTOMATIC PREMIUM LOANS

You must request this provision in order for it to be in effect. If you did not request it in the application, you may start it at any time by written request. You may cancel it at any time by written request. The change will be effective as of the date the request was signed, subject to any action taken by us before it was received.

While this provision is in effect, if the cash surrender value is sufficient, we will automatically make a loan at the end of the grace period to pay any unpaid premium.

If the cash surrender value is insufficient to pay the unpaid premium, we will change the premium frequency, if possible, so that a smaller premium is due. If we cannot change the premium frequency, or if once changed, the cash surrender value is still insufficient to pay the premium, no loan will be made and the Policy Values section will apply.

Any loan created as a result of this provision is subject to the terms and conditions of the Policy Loans provision.

                                POLICY VALUES

TABLE OF GUARANTEED VALUES

The Table of Guaranteed Values shows the cash or loan value, paid-up life insurance and extended insurance as of the end of the policy year indicated.

The values are based on the assumption that all premiums have been paid for the number of years shown. They do not reflect amounts provided by riders, paid-up additions, accumulations at interest or amounts owed on this policy. The values at any other time during the policy year will be adjusted for any premium paid and time elapsed during the year. Values for any policy year not shown in the table will be provided upon request.

CASH VALUE

The cash value at the end of the policy year shown in the Table of Guaranteed Values assumes all due premiums have been paid. The cash value at the end of a policy year which is not shown in the Table is equal to the net level premium reserve, on the basis described in the Basis of Calculation provision for calculations of cash values.

The cash value within 60 days after the due date of an unpaid premium will not be less than the cash value at the due date.

At any time, you may surrender this policy for its cash surrender value. Within 90 days following the due date of a premium which is not paid, you may change this policy into paid-up or extended insurance. If, at the end of the grace period, the premium is unpaid and an Automatic Premium Loan is not made to pay it, this policy will be automatically changed to paid-up insurance. However, if you have elected extended insurance and if extended insurance is available, we will change this policy to extended insurance. If an Automatic Premium Loan is made, you still have two months after the end of the grace period to change this policy to paid-up or extended insurance.

The cash value of paid-up or extended insurance is equal to the net single premium for the insurance that is in effect based on the insured's sex and attained age. If the policy is being continued as paid-up insurance or extended insurance, it may be surrendered for its cash surrender value. The cash value of any paid-up or extended insurance within 31 days after the end of a policy year will not be less than the cash value at the end of the year.


PAID-UP INSURANCE

If this policy has a cash surrender value, you may stop paying premiums and continue the policy as paid-up insurance. The amount of paid-up insurance will be that amount which will be bought by using the cash surrender value excluding the cash value of paid-up additions as a net single premium as of the date of the unpaid premium. If you elect paid-up insurance, the amount of insurance bought at such time will not exceed the face amount of the policy. Any cash surrender value in excess of the net single premium for this amount will be held in the form of accumulations at interest. Paid-up additions, provided by dividends, which are at the credit of this policy will remain as paid-up additions.

The paid-up insurance will be payable on the death of the insured. It will be eligible for dividends. It will have loan value and may be surrendered for its cash surrender value.

At any time, we will tell you the amounts of paid-up insurance which are not shown in the Table of Guaranteed Values.

EXTENDED INSURANCE

Extended insurance is not available if the Policy Class is shown as Rated in the Policy Details. It is not available if the cash surrender value exceeds the amount needed to provide term coverage to the maturity of this policy. If will not be eligible for dividends.

Extended insurance is paid-up term insurance payable on the insured's death during the term. The amount of extended insurance will be equal to the face amount plus any paid-up additions less any amount owed on the policy. The insurance will commence as of the due date of the unpaid premium. It will continue for a period which will be determined by using the cash surrender value of this policy as a net single premium.

BASIS OF CALCULATION

Except for extended insurance, the cash values and the net single premiums for this policy are based on the Commissioners 1980 Standard Ordinary Mortality Table. Extended insurance is based on the Commissioners 1980 Extended Insurance Table. Our calculations are based on the assumptions that premiums are paid at the beginning of the policy year, the death benefit is payable at the date of death, and an interest rate of 4% is used.

We have filed a detailed statement of the method used to compute the values in this policy with the insurance supervisory official of the state in which this policy is delivered. The guaranteed values of this policy are not less than those required by law.


                             GENERAL PROVISIONS

ASSIGNMENT

An assignment is a transfer of all or some of the policy rights and privileges to someone else. If you assign this policy, your rights, and the rights of anyone who is to receive payment, are subject to the terms of that assignment. If the beneficiary appointment in effect is irrevocable, the written consent of such a beneficiary is required. A change of owner is an absolute assignment.

An assignment of this policy or an interest in it will not be binding on us until the assignment or a copy of it is filed with our Home Office. We are not responsible for the validity or effect of any assignment.

BENEFICIARY

While the insured is living, you may appoint one or more beneficiaries and may revoke an appointment unless you made it irrevocable. If you have reserved the right to change the beneficiary, you may do so by written request. You must revoke any previous appointments and designate the new person or persons to be beneficiary(ies).

No appointment or change in appointment will take effect unless we receive the request. When received, the request will take effect as of the date it was signed, subject to payment or other action taken by us before it was received.

The beneficiary(ies) of this policy shall be as stated in the application unless later changed. We will pay the amount due at the death of the insured under the beneficiary appointment in effect at the date of death. If more than one beneficiary has been appointed and one or more dies, the proceeds will be paid to the surviving beneficiaries equally, unless otherwise designated. If no beneficiary is alive at the death of the insured, or if none has been appointed, we will pay the proceeds to you or to your estate.

CURRENCY

All amounts payable under this policy shall be paid in United States currency.

ENTIRE CONTRACT

The entire contract is made up of this policy, which includes the Policy Details page(s), the attached copy of the application, any supplementary applications, and any riders or endorsements added to this policy.

All statements made in an application shall be deemed representations and not warranties. We cannot use any statement to avoid this policy or to deny a claim unless it is contained in a written application that is made a part of this policy by attachment or endorsement.

Only our President, Secretary, or Chief Actuary may modify this policy or waive any of our rights or requirements. Any change in this policy must:

      1.  be made in writing; and

      2. bear the signature or a reproduction of the signature of at least one of the above officers.


INCONTESTABILITY

Except for failure to pay premiums, we will not contest this policy after it has been in force during the insured's lifetime for two years from its date of issue. This provision does not apply to any disability waiver of premium rider that has its own incontestability clause.

MISSTATEMENT OF AGE OR SEX

If the insured's date of birth or sex has been misstated, the amounts payable under the policy will be the amounts which the premiums paid would have purchased for the correct date of birth and sex.

OUR CONSENT

If our consent is required it must be given in writing. It must bear the signature or a reproduction of the signature of our President, Secretary, or Chief Actuary.

OWNER

The owner of this policy is as stated in the application unless later changed. While the insured is living, as owner you may exercise all rights and privileges granted by this policy subject to the terms of any beneficiary appointment or assignment. All rights as owner expire at the death of the insured.

These are your principal rights as owner:

      1.  to appoint our change beneficiaries; and

      2.  to receive amounts payable prior to the death of the insured; and

      3.  to assign this policy.

POLICY DATE

The policy date is shown in the Policy Details. It is the date this policy goes into effect. Policy years, months, and anniversaries are measured form the policy date. The first day of each policy year is the policy anniversary.

SUICIDE EXCLUSION

We will not pay the face amount if the insured commits suicide (while sane or insane) within two years from the date of issue of this policy. Instead, we will be liable only for the amount of the premiums paid.


                               PAYMENT OPTIONS

DESCRIPTION OF OPTIONS

As described below, we will credit the amounts left on deposit with us with a guaranteed rate of interest or make periodic payments of the proceeds and provide for interest at a guaranteed rate. The Settlement Options are based upon the UP-1984 Mortality Table with Age Setback Three Years at 3% Interest.

OPTION 1: INTEREST

To leave the proceeds with us for any period of time to which we may consent. We will pay interest on the amount remaining with us at a rate of 3% per year. The payee may choose to have interest paid at 1, 3, 6 or 12 month intervals. In addition, on the anniversary of the date on which proceeds became payable, we may increase the interest then payable of excess interest (see the Excess Interest provision).

OPTION 2: PAYMENTS OF A FIXED AMOUNT

To have the proceeds paid in equal amounts at 1, 3, 6 or 12 month intervals. The amount of each payment will be stated in the election of this option. The payments will be made until the proceeds, with interest at a rate of 3% per year plus any excess interest are exhausted.

OPTION 3: PAYMENTS FOR A FIXED PERIOD

To have the proceeds paid in equal amounts at 1, 3, 6 or 12 month intervals for a fixed number of years. The amount of each payment will be determined with interest at a rate of 3% per year. We may increase the amount of the payment with excess interest.

OPTION 4: LIFE INCOME

To have the proceeds paid in equal amounts each month, in advance, during the payee's lifetime. The following plans may be chosen:

      1.  Life: payments ceasing on death; or

      2. Life with 10 years Certain: payments for a minimum guaranteed period of 10 years; or

      3. Life Refund: payments made at least until the sum of the payments is equal to the amount of the proceeds being paid under this option.

The amount of each payment will be determined from the Tables which apply to Option 4 using the payee's age and sex. During any refund or certain period, we may increase the amount with the payment of excess interest. Age will be determined from the nearest birthday at the due date of the first payment.

OPTION 5: JOINT LIFE INCOME WITH 10 YEARS CERTAIN

To have the proceeds paid in equal amounts each month, in advance, for as long as one of the payees is alive. Payments will be made for at least 10 years. The amount of each payment will be determined from the Table which applies to Option 5 using the age and sex of each of the two payees. During the certain period, we may increase the amount with the payment of excess interest. Age will be determined from the nearest birthday at the due date of the first payment.

OPTION 6: MUTUAL AGREEMENT

To have the proceeds paid according to other terms upon mutual agreement.


EXCESS INTEREST

As described in the above options, we may pay excess interest in addition to the amounts guaranteed under the options. Excess interest represents the payee's share of our divisible surplus. It reflects additional interest earnings which have been credited to the proceeds left on deposit with us.

PAYMENT DATES

The interest periods and payment dates of the options will be calculated from the date on which the proceeds become payable.

CHOOSING AN OPTION

You may choose, change or revoke an option, by written request, at any time while at the insured is living. However, if the beneficiary appointment in effect is irrevocable, the written consent of such a beneficiary is required.

If an option is not in effect at the death of the insured or if payment is to be made in a lump sum, the beneficiary may choose an option. The choice must be made within one year after the proceeds are payable and before any payment has been made.

An option may not be chosen if either of the following conditions exist:

      1.  The amount to be applied under the option is less than $1,000.00.

      2.  Any periodic payment under the option would be less than $20.00.

AGE AND SURVIVAL OF PAYEE

We have the right to require proof of the age(s) of the payee(s) before payments begin. If payment depends on the survival of the payee(s), from time to time we may require satisfactory proof that the payee(s) is alive.

DEATH OF PAYEE

If the payee, or the last surviving payee, dies before all the guaranteed payments have been made, we will make a lump sum payment to the estate of the last surviving payee.

The lump sum payment will equal:

      1. the balance of any proceeds, with accrued interest, remaining unpaid under Option 1 and 2; or

      2. the commuted value of any guaranteed payments remaining unpaid under Options 3, 4 and 5.

Commutation is the payment of a lump sum equal to the present value of any remaining payments. Commuted values are calculated at an interest rate of 3% per year.

MATURITY GUARANTEE

If Option 4 or 5 is chosen but an immediate annuity without dividends, based on our premium rates in effect on the due date of the first payment, would produce a greater payment, such an annuity contract will be issued in place of this policy. This is known as a supplementary contract.


             TABLES OF PAYMENTS ON BASIS OF $1,000 NET PROCEEDS

         OPTION 3                             OPTION 4(2)
       Payments for                   Life Income with Payments
       Fixed Period                      for 10 Years Certain

No. of
Years    Monthly    Annual    Age    Male    Female    Age    Male    Female

   1     $84.46           -   25     $3.12   $3.02     62     $5.70   $5.19
   2      42.86     $507.39   30      3.27    3.14     63      5.85    5.33
   3      28.99      343.23   35      3.45    3.28     64      6.01    5.47
   4      22.06      261.19   40      3.68    3.47     65      6.18    5.63
   5      17.91      212.00   41      3.73    3.51     66      6.35    5.79

   6      15.14      179.22   42      3.79    3.55     67      6.53    5.96
   7      13.16      155.83   43      3.85    3.60     68      6.71    6.14
   8      11.68      138.31   44      3.91    3.65     69      6.90    6.33
   9      10.53      124.69   45      3.97    3.70     70      7.10    6.52
  10       9.61      113.82   46      4.04    3.76     71      7.29    6.73

  11       8.86      104.93   47      4.11    3.81     72      7.49    6.93
  12       8.24       97.54   48      4.19    3.87     73      7.69    7.14
  13       7.71       91.29   49      4.26    3.94     74      7.88    7.36
  14       7.26       85.95   50      4.35    4.00     75      8.08    7.57
  15       6.87       81.33   51      4.43    4.07     76      8.26    7.78

  16       6.53       77.29   52      4.52    4.15     77      8.43    7.99
  17       6.23       73.74   53      4.61    4.23     78      8.60    8.19
  18       5.96       70.59   54      4.71    4.31     79      8.75    8.39
  19       5.72       67.78   55      4.81    4.40     80      8.89    8.57
  20       5.51       65.26   56      4.92    4.49     81      9.01    8.73

  21       5.32       62.98   57      5.04    4.59     82      9.12    8.89
  22       5.15       60.92   58      5.16    4.70     83      9.22    9.03
  23       4.99       59.04   59      5.28    4.81     84      9,30    9.15
  24       4.84       57.33   60      5.41    4.93     85&     9.37    9.25
  25       4.71       55.76   61      5.55    5.05     OVER

The monthly payment for ages not shown in these Tables or in the Tables on the next page will be calculated on the same basis as those shown and will be quoted on request.


                    OPTION 4(1) AND 4(3)-Life Income

      Straight Life       Refund              Straight Life       Refund
Age   Male    Female   Male    Female   Age   Male    Female   Male    Female

25    $3.13   $3.03    $3.10   $3.01    64    $6.36   $5.03    $5.62   $5.19
30     3.27    3.14     3.24    3.23    65     6.58    5.81     5.77    5.33
35     3.45    3.28     3.40    3.26    66     6.82    6.01     5.94    5.47
40     3.69    3.47     3.60    3.43    67     7.07    6.22     6.11    5.62
45     4.00    3.71     3.86    3.64    68     7.35    6.45     6.29    5.78
46     4.07    3.77     3.92    3.69    69     7.65    6.70     6.48    5.96
47     4.15    3.83     3.98    3.74    70     7.97    6.97     6.68    6.14
48     4.23    3.89     4.04    3.80    71     8.32    7.26     6.90    6.33
49     4.31    3.95     4.11    3.86    72     8.69    7.58     7.13    6.54
50     4.40    4.02     4.18    3.92    73     9.10    7.92     7.37    6.76
51     4.49    4.10     4.25    3.98    74     9.54    8.29     7.63    7.00
52     4.59    4.17     4.32    4.04    75    10.01    8.69     7.91    7.25
53     4.69    4.26     4.40    4.11    76    10.53    9.13     8.20    7.51
54     4.80    4.35     4.49    4.19    77    11.09    9.60     8.51    7.80
55     4.92    4.44     4.58    4.27    78    11.69   10.12     8.84    8.10
56     5.04    4.54     4.67    4.35    79    12.35   10.68     9.19    8.42
57     5.17    4.84     4.77    4.43    80    13.05   11.28     9.56    8.78
58     5.31    4.76     4.87    4.52    81    13.82   11.94     9.95    9.13
59     5.45    4.88     4.98    4.62    82    14.64   12.65    10.38    9.52
60     5.61    5.01     5.09    4.72    83    15.53   13.42    10.81    9.94
61     5.78    5.15     5.22    4.83    84    16.47   14.25    11.28   10.40
62     5.96    5.30     5.34    4.94    85 &  17.48   15.14    11.78   10.86
63     6.15    5.46     5.48    5.08    over

OPTION 5-Joint and Survivor Life Income with Payments for 10 Years Certain

                                  Age of Female
Age                                                                         65 &
of    45    50    55    60    61    62    63    64    65    70    75    80  Over
Male  $     $     $     $     $     $     $     $     $     $     $     $     $

50    3.54  3.71  3.87  4.01  4.04  4.07  4.09  4.11  4.13  4.22  4.29  4.32  4.34
55    3.59  3.80  4.03  4.25  4.29  4.33  4.37  4.40  4.44  4.60  4.71  4.77  4.80
56    3.60  3.82  4.06  4.29  4.34  4.38  4.42  4.46  4.50  4.68  4.80  4.87  4.91
57    3.61  3.84  4.08  4.34  4.38  4.43  4.48  4.52  4.57  4.76  4.90  4.98  5.02
58    3.62  3.85  4.11  4.36  4.43  4.48  4.53  4.58  4.63  4.84  5.00  5.09  5.14
59    3.63  3.87  4.14  4.42  4.48  4.53  4.59  4.64  4.70  4.93  5.10  5.21  5.26
60    3.64  3.88  4.16  4.46  4.52  4.58  4.64  4.70  4.76  5.02  5.21  5.33  5.39
61    3.64  3.89  4.18  4.50  4.57  4.63  4.70  4.76  4.82  5.11  5.32  5.46  5.53
62    3.65  3.90  4.20  4.54  4.61  4.68  4.75  4.82  4.88  5.20  5.44  5.59  5.67
63    3.65  3.91  4.22  4.57  4.65  4.72  4.80  4.87  4.94  5.28  5.56  5.73  5.82
64    3.66  3.92  4.24  4.61  4.69  4.77  4.84  4.92  5.00  5.37  5.67  5.87  5.97
65    3.66  3.93  4.26  4.64  4.72  4.81  4.89  4.97  5.06  5.46  5.80  6.02  6.13
66    3.67  3.94  4.27  4.67  4.75  4.84  4.93  5.02  5.11  5.55  5.92  6.17  6.30
67    3.67  3.95  4.29  4.70  4.79  4.88  4.97  5.07  5.16  5.63  6.04  6.32  6.47
68    3.67  3.95  4.30  4.73  4.82  4.92  5.01  5.11  5.21  5.72  6.15  6.48  6.64
69    3.66  3.96  4.31  4.75  4.85  4.95  5.05  5.15  5.26  5.80  6.29  6.64  6.82
70    3.68  3.97  4.33  4.77  4.87  4.98  5.08  5.19  5.30  5.88  6.41  6.80  7.01
75    3.69  3.99  4.37  4.86  4.97  5.09  5.21  5.34  5.47  6.20  6.94  7.55  7.91
80 &  3.70  4.00  4.39  4.90  5.02  5.15  5.28  5.42  5.57  6.40  7.31  8.12  8.63
over

                       ACCELARATION OF DEATH BENEFITS

This rider is attached to and is part of the entire policy. Please read carefully.

NOTICE: The benefits paid under this rider may effect eligibility for Medicaid or other public assistance programs. The benefits paid may be taxable. If so, you or your beneficiary may incur a tax obligation. As with all tax matters you should consult your personal tax advisor to access the impact of this benefit.

The benefit paid under this rider will reduce the death benefit or amount due upon the death of the insured and other values in your policy.

This rider is non-participating.

DEFINITIONS

"Eligible amount" is the total of the following:

      1.  the face amount of the policy; plus

      2. any one-year term insurance and paid-up additions purchased by dividends; plus

      3. any insurance on the life of the insured provided by riders, excluding any accidental death benefit and any level term life insurance rider which is no longer in the conversion period.

"Accelerated amount" is the portion of the eligible amount you request:

      1.  The accelerated amount may not be more than the lesser of:

            (a)  75% of the eligible amount; or

            (b)  $250,000.

      2.  The accelerated amount may never be less than $10,000.

"Accelerated death benefit" is the amount we pay under this rider. This amount is the accelerated amount for the following:

      1. An interest discount factor will be applied to the accelerated amount based on the insured's reduced life expectancy not to exceed 12 months. The interest rate will be the rate used by us and will not exceed the greater of:

            (a) the then current yield on 90 day United States Treasury bills available at the date of application for an accelerated payment.

            (b) the then current maximum adjustable policy loan interest rate based on Moody's Corporate Bond Yield Averages - Monthly Average Corporates - published by Moody's Investors Service, Inc., or any successor thereto, for the calendar month ending two months before the date of application for an accelerated amount.

            (c) 1% above the interest rate used for the guaranteed cash value of this policy.

      2. Future premiums for the accelerated amount based on the insured's life expectancy.

      3. Any future expected dividends corresponding to the accelerated amount at the then current dividend scale.

      4. A portion of any outstanding policy loan balance will be deducted. This portion will be the outstanding policy loan balance multiplied by the ratio of the accelerated amount to the eligible amount.

      5. The administrative fee in use by us on the date we receive your written request to pay an accelerated benefit. The administrative fee will not exceed $500.00.


However, the accelerated death benefit will never by less than the cash surrender value of the policy, if any, multiplied by the ratio of the accelerated amount to the eligible amount.

The "effective date" is the Policy Date unless a later date is shown for this rider in the Policy Details.

The "insured" is the primary insured named in the Policy Details.

"Qualified Physician" is a person who is duly qualified, legally licensed in the United States and practicing with in the scope of the license who is:

      1. a physician or surgeon practicing medicine and surgery, and authorized to and uses the designated M.D. (Doctor of Medicine); or

      2. a physician of osteopathy who used the designation D.O. (Doctor of Osteopathy).

A qualified physician must be someone other than you or the insured, or a spouse, or step or adoptive or natural brother, sister, parent, grandparent, mother-in-law, father-in-law, or child of yours or the insured's or insured's spouse.

"you, your" is the Owner of this policy.

"we, us" is Canada Life Assurance Company.

"terminally ill" means having a life expectancy of 12 months or less as determined by a Qualified Physician.

BENEFIT

Subject to the provisions of this rider and the policy, we will pay the accelerated death benefit to you if the insured is terminally ill. The eligible amount is determined as of the date we pay the accelerated death benefit.

EFFECT ON POLICY

If an accelerated death benefit is paid under this rider, the policy will stay in force according to the policy provisions. The following will be reduced in the same proportion as the ratio of the accelerated amount to the eligible amount:

      1.  The face amount of the policy;

      2.  the guaranteed cash value of the policy;

      3. any one-year term insurance and paid-up additions purchased by dividends;

      4. any insurance on the life of the insured provided by riders, excluding any accidental death benefit and any level term life insurance rider which is no longer in the conversion period.

The premiums for the policy will be reduced to the premiums which would have been payable had the schedule of reduced death benefits been originally issued. Cash values and any future dividends will be those corresponding to the reduced death benefits.

The outstanding policy loan balance will be reduced by the portion deducted from the accelerated amount as described in the Benefit section of this rider.

New Policy Details pages reflecting the accelerated benefit payment will be issued and become part of the policy.


GENERAL PROVISIONS AND CONDITIONS

Your right to be paid under this rider is subject to the following:

      1.  you must submit a written request for the accelerated amount.

      2. The accelerated amount is requested while the policy and this rider are in force other than as extended insurance or reduced paid-up insurance.

      3. The accelerated amount is requested after the incontestability period of the policy.

      4. You provide evidence that satisfies us in a written statement signed by a qualified physician that:

            (a)  the insured is terminally ill; and

            (b) the insured's life expectancy is not more than 12 months due to the severity and nature of the terminal illness; and

            (c) the diagnosis of the terminal illness was made after the effective date of this rider.

      5. We receive consent that the benefit may be paid to you from any irrevocable beneficiary or assignee.

      6. The policy must not be assigned except to us as a security for a loan.

      7. The main purpose of life insurance is to meet your estate planning needs. This rider provides for the accelerated payment of life insurance proceeds. It is not meant to cause you to involuntarily invade proceeds ultimately payable to the named beneficiary. Accelerated death benefits will be made available to you on a voluntary basis only. Therefore, you are not eligible for the benefit provided by this rider if you are required:

            (a) by law to use this option to meet the claims of creditors, whether in bankruptcy or otherwise; or

            (b) by a government agency to use this option in order to apply for, obtain, or keep a government benefit or entitlement.

      8. We have the right to have the insured examined at our expense by a physician we chose.

      9. This rider does not apply if the insured's illness is the result of an attempt to commit suicide, while any policy suicide exclusion provision is in effect.

      10. The payment provided by this rider will be made only once under this policy.

      11. The payment will be made in one lump sum to you. The total accelerated amounts under all policies issued by The Canada Life Assurance Company or its subsidiaries or affiliates on the life of the insured will not exceed $250,000.

      12. If the death of the insured occurs before approval of the benefit or before the approved benefit is paid, no benefit will be payable under this rider. Our liability will be discharged to the extent of any payment made or action taken prior to receipt of proof of the death of the insured.

      13. This rider is subject to the terms of the policy incontestability provision.

      14. This rider is subject to all the conditions and provisions of the policy, except at otherwise provided in this rider.

      15. Only the insured under the base policy is covered by this rider. No coverage is provided for any other person covered by riders attached to the base policy.

      16. Any refund of premiums payable as a result of the insured's suicide will not include the premiums for any accelerated amount paid under this rider.


TERMINATION

This rider will terminate if and when any of the following takes place:

      1.  the policy terminates; or

      2.  the policy lapses at the end of the grace period; or

      3.  any nonforfeiture option is exercised under the policy; or

      4.  a benefit is paid under this rider; or

      5.  we receive a written request to cancel this rider.

                      THE CANADA LIFE ASSURANCE COMPANY

                                       Secretary


       OPTION TO PURCHASE PAID-UP LIFE INSURANCE RIDER - ANNUAL PREMIUM

This Rider is attached to and is a part of the entire policy.

BENEFIT

This rider provides paid-up participating life insurance, payable at the death of the insured which will be paid as part of the policy proceeds. The proceeds will not include any refund of unearned rider premiums beyond the end of the month of death.

The net annual premium for this rider will be used to purchase paid-up life insurance at the beginning of each year. The purchase rate will be the net single premium based on the insured's attained age and the same mortality table and interest rate as the Basis of Calculation for the policy and assuming the death benefit is payable at the date of death.

At the beginning of each policy year you may change the annual premium for this rider. We may require proof of insurability.

CASH VALUES

The paid-up insurance purchased under this rider has cash value and loan value, and is eligible for dividends. The cash value is the net single premium for the insurance based on the insured's attained age and the same mortality table and interest rate as the Basis of Calculation for the policy and assuming the death benefit is payable at the date of death. The cash will be included with the cash value of the policy when:

      1.  the policy is cash surrendered; or

      2.  the policy is continued as paid-up or extended insurance; or

      3.  policy loans or automatic premium loans are processed.

If the policy is being continued as Extended Insurance, the amount of extended term insurance will be increased by the amount of insurance in force under this rider.

DIVIDENDS

We will credit the first annual dividend, if any, to this rider at the policy anniversary following the rider Effective Date. Any dividends credited to this rider will be subject to the Dividends provision of this policy.

RIDER PAID-UP

This rider will become paid-up and no further premiums will be accepted:

      1. after the end of the premium period for this rider shown in the Policy Details; or

      2.  when we receive a written request.

If a premium due for this rider is not paid within the grace period, no further premiums for this rider may be paid before the policy anniversary next following the due date of the unpaid premium, unless the rider is reinstated. The amount of any paid-up life insurance purchased by the most recent net annual premium will be adjusted for any unpaid premium for this rider.

NO WAIVER OF PREMIUM

Premiums for this rider will not be waived if the insured is disabled in the Disability of Waiver of Premium rider.


EFFECTIVE DATE

If this rider is issued at the same time as the basic policy, the effective date is the Policy Date, The Policy Date is shown in the Policy Details.

If this rider is added to a policy which is already in effect, the effective date is the day following the date on which we approve your applications for this rider, subject to payment of any required premium. The Effective Date will be shown in the endorsement which will be issued to you.

INCONTESTABILITY

This policy provision also applies to the insured under this rider. However, when applied to this rider the time period is measured from the effective date of this rider.

We may contest any increase in death benefit resulting from an increase in premium for this rider for which we require proof of insurability within 2 years from the date we approved the increase in premium.

REINSTATEMENT

This rider may be reinstated with the policy according to the Reinstatement provision of the policy.

SUICIDE EXCLUSION

We will not pay the amount of insurance in effect under this option if the insured commits suicide within two years from the effective date of this option. We will be liable only for refund of the premiums paid for this option.

A new two year period will apply to each increase beginning on the date we approved the increase. If this exclusion is exercised by us with respect to an increase, the death benefit will be reduced by the amount of that increase and our liability with respect to the increase will be limited to the premium paid for the increase.

TERMINATION

This rider will terminate when the first of any of the following events occurs:

      1.  the policy terminates; or

      2.  the policy is changed to paid-up or extended insurance; or

      3.  we receive a written request to terminate this rider; or

      4. this rider is surrendered for cash:
            a)  as the result of a single transaction; or
            b)  as the result of a series of partial surrenders.

                      THE CANADA LIFE ASSURANCE COMPANY

                                       Secretary


                      THE CANADA LIFE ASSURANCE COMPANY

                            Policy No.   2650747
                            COLI NO:     C0203

I/We agree that the following answers be substituted for the answers to the corresponding questions in the application for this policy and that these corrections and amendments be made in the said application.

BASE PLAN: CL/1            BASE AMOUNT: $108,252.00

POLICY ISSUED WITH SINGLE PREMIUM PAID UP ADDITIONS RIDERS.
SINGLE PREMIUM AMOUNT $90,909.05

POLICY ISSUED WITH A RATING OF SPECIAL CLASS TABLE D.

Dated at Somerset, MA this 11th day of May, 1998

/s/Robert Karon                        /s/
Witness                                Applicant


Witness                                Applicant


Witness                                Proposed Life Insured or Annuitant
                                            (if other than Applicant)

IMPORTANT: Two copies of this form must be signed at the time of policy delivery. One copy is to remain attached to the policy, and one copy is to be returned to Atlanta Home Office.